Exhibit (a)(1)(i)

FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS

AON CORPORATION

AMENDMENT TO STOCK OPTION AGREEMENTS

        WHEREAS, Aon Corporation (the "Company") and                        (the "Optionee") are parties to certain stock option agreements ("Agreements") granting Optionee options (the "Options") to purchase shares of Aon's common stock subject to the terms of the Aon Stock Incentive Plan, as amended and restated, and/or the Aon Stock Option Plan, as amended.

        WHEREAS, the Optionee previously accepted the offer made by Aon to amend the Eligible Portion of his or her Eligible Options (as identified on Exhibit A) pursuant to the terms of the Offer to Amend the Exercise Price of Certain Options dated August 15, 2007 and the Optionee's executed election form.

        NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.
Modification of Exercise Price.    As of                         , 2007, the Exercise Price per Share set forth in the Agreements shall be amended with regard to the Eligible Portion of the Eligible Options to the new Exercise Price per Share set forth on Exhibit A.

2.
Option Agreements.    To the extent not expressly amended hereby, the Agreements remain in full force and effect. Notwithstanding the foregoing, to the extent the Agreements made reference to the Options' qualification as Incentive Stock Options, the Optionee acknowledges that the Options, irrespective of this Amendment, will be reported as Non-Qualified Stock Options for United States tax law purposes.

3.
Entire Agreement.    This Amendment, taken together with the Agreements (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between Aon and the Optionee relating to the Options evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Option evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto.

        IN WITNESS WHEREOF, this instrument is executed as of September     , 2007.

OPTIONEE	AON CORPORATION

Signature	By:
Print Name	Title:

1

Exhibit A

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price	Shares Subject to Eligible Portion	Corrected Exercise Price for Eligible Portion	Cash Payment (Aggregate Price Differential)
		$		$	$
		$		$	$
TOTAL $